SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Genco Shipping & Trading Limited

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

Y2685T115

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 13, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Centre Street Partnership, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 74,453 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 74,453 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,453 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Centre Street Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 74,453 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 74,453 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 74,453 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Franklin Partnership, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 18,575 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 18,575 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,575 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Franklin Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 18,575 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 18,575 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,575 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Credit Opportunity Trading Fund III LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 427,986 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 427,986 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 427,986 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 5.8%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Credit Opportunity Fund III LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 427,986 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 427,986 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 427,986 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 5.8%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Credit Opportunity Fund (Offshore) III LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 427,986 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 427,986 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 427,986 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 5.8%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Credit Opportunity Management III LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 427,986 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 427,986 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 427,986 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 5.8%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person AEC (Lux) S.à.r.l.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 55,545 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 55,545 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,545 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo European Credit Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 55,545 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 55,545 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,545 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo European Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 55,545 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 55,545 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,545 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person AES (Lux) S. à.r.l.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 95,363 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 95,363 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 95,363 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo European Strategic Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 95,363 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 95,363 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 95,363 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo European Strategic Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 95,363 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 95,363 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 95,363 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person ANS U.S. Holdings Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 38,425 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 38,425 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 38,425 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SK Strategic Investments, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 38,425 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 38,425 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 38,425 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SK Strategic Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 38,425 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 38,425 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 38,425 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Special Opportunities Managed Account, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 235,283 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 235,283 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 235,283 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SOMA Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 235,283 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 235,283 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 235,283 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SOMA Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 235,283 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 235,283 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 235,283 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 235,283 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 235,283 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 235,283 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 235,283 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 235,283 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 235,283 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SVF Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 235,283 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 235,283 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 235,283 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo SVF Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 235,283 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 235,283 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 235,283 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Zeus Strategic Investments, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,426 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 78,426 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,426 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Zeus Strategic Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,426 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 78,426 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,426 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,024,059 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,024,059 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,024,059 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 13.9%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,024,059 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,024,059 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,024,059 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 13.9%

14	Type of Reporting Person OO

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,024,059 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,024,059 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,024,059 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 13.9%

14	Type of Reporting Person PN

CUSIP No. Y2685T115		13D/A

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,024,059 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,024,059 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,024,059 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 13.9%

14	Type of Reporting Person OO

This Amendment No. 4 to Schedule 13D is filed by:  (i) Apollo Centre Street Partnership, L.P., (ii) Apollo Franklin Partnership, L.P., (iii) Apollo Credit Opportunity Trading Fund III LP, (iv) AEC (Lux) S.à.r.l., (v) AES (Lux) S. à.r.l., (vi) ANS U.S. Holdings Ltd., (vii) Apollo Special Opportunities Managed Account, L.P., (viii) Apollo Zeus Strategic Investments, L.P., (ix) Apollo Centre Street Management, LLC, (x) Apollo Franklin Management, LLC, (xi) Apollo Credit Opportunity Fund III LP, (xii) Apollo Credit Opportunity Fund (Offshore) III LP, (xiii) Apollo Credit Opportunity Management III LLC, (xiv) Apollo European Credit Management, L.P., (xv) Apollo European Credit Management, LLC, (xvi) Apollo European Strategic Management, L.P., (xvii) Apollo European Strategic Management LLC, (xviii) Apollo SK Strategic Investments, L.P., (xix) Apollo SK Strategic Management, LLC, (xx) Apollo SOMA Advisors, L.P., (xxi) Apollo SOMA Capital Management, LLC, (xxii) Apollo Principal Holdings II, L.P., (xxiii) Apollo Principal Holdings II GP, LLC, (xxiv) Apollo SVF Management, L.P., (xxv) Apollo SVF Management GP, LLC, (xxvi) Apollo Zeus Strategic Management, LLC, (xxvii) Apollo Capital Management, L.P. (“Capital Management”), (xxviii) Apollo Capital Management GP, LLC, (xxix) Apollo Management Holdings, L.P., and (xxx) Apollo Management Holdings GP, LLC and supplements and amends the Statement on Schedule 13D filed on February 26, 2016, Amendment No. 1 thereto filed June 10, 2016, Amendment No. 2 thereto filed June 30, 2016 and Amendment No. 3 thereto filed October 11, 2016 (together, the “Initial Schedule 13Ds”).

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Initial Schedule 13Ds.

Responses to each item of this Statement on Schedule 13D/A are incorporated by reference into the response to each other item, as applicable.

Item 1.         Security and Issuer

Item 2.         Identity and Background

Item 3.         Source and Amount of Funds or Other Consideration

Item 4.         Purpose of Transaction

Item 4 is hereby amended and supplemented with the following:

On October 13, 2016, Arthur L. Regan was appointed as Interim Executive Chairman of the Board of Directors of Genco Shipping & Trading Limited (the “Issuer”).  Mr. Regan has served as a Director of the Issuer since February 17, 2016 and currently serves as an Operating Partner with Apollo Investment Consulting LLC (together with Apollo Global Management, LLC and its other subsidiaries, “Apollo”). Since 2010, Mr. Regan has been the President, Chief Executive Officer, and a Director of Principal Maritime Management, LLC, a portfolio company of certain funds affiliated with Apollo. In connection with Mr. Regan’s appointment, Mr. Regan resigned as a member of the Issuer’s Audit Committee and its Compensation Committee.  Mr. Regan’s appointment followed the resignation of Peter C. Georgiopoulos as Director and Chairman of the Issuer’s Board of Directors.

Item 5.         Interest in Securities of the Issuer

Item 6.         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7.         Material to be Filed as Exhibits

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated:  October 14, 2016

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	Apollo Centre Street Advisors (APO DC), L.P.
its general partner

	By:	Apollo Centre Street Advisors (APO DC-GP), LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN PARTNERSHIP, L.P.

By:	Apollo Franklin Advisors (APO DC), L.P.
its general partner

	By:	Apollo Franklin Advisors (APO DC-GP), LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY TRADING FUND III

By:	Apollo Credit Opportunity Fund III LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

		By:	Apollo Credit Opportunity Advisors III (APO FC) GP LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

By:	Apollo Credit Opportunity Fund (Offshore) III LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

		By:	Apollo Credit Opportunity Advisors III (APO FC) GP LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) GP LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY FUND (OFFSHORE) III LP

By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) GP LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

AEC (LUX) S.À R.L.

By:	Apollo European Credit Management, L.P.
its investment manager

	By:	Apollo European Credit Management GP, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN CREDIT MANAGEMENT, L.P.

By:	Apollo European Credit Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN CREDIT MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

AES (LUX) S.À R.L.

By:	Apollo European Strategic Management, L.P.
its investment manager

	By:	Apollo European Strategic Management GP, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

By:	Apollo SOMA Advisors, L.P.
its general partner

	By:	Apollo SOMA Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA ADVISORS, L.P.

By:	Apollo SOMA Capital Management, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	Apollo Principal Holdings II GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	Apollo SVF Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

ANS U.S. HOLDINGS LTD.

By:	Apollo SK Strategic Investments, L.P.
its sole shareholder

	By:	Apollo SK Strategic Advisors GP, L.P.
its general partner

		By:	Apollo SK Strategic Advisors, LLC

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC INVESTMENTS, L.P.

By:	Apollo SK Strategic Advisors GP, L.P.
its general partner

	By:	Apollo SK Strategic Advisors, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.
its sole member

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P.

By:	Apollo Zeus Strategic Advisors, L.P.
its general partner

	By:		Apollo Zeus Strategic Advisors, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President